FOR IMMEDIATE RELEASE
	CONTACT:	Christi Cowdin
Director, Corporate Communications & Investor Relations
(248) 593-8810
ccowdin@horizonglobal.com

HORIZON GLOBAL ANNOUNCES GOVERNANCE INITIATIVES TO ALIGN WITH SHAREHOLDERS

▪	Board Moves to Accelerate Declassification of Board Structure

▪	Board Approves Significant Shift in Director Compensation from Cash to Equity
Troy, Michigan, April 23, 2019 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today announced that its Board of Directors has unanimously approved an amendment to its amended and restated certificate of incorporation to immediately declassify its board structure. This amendment is subject to shareholder approval at the Company’s 2019 Annual Meeting and, if approved, all directors will stand for election in 2019 and every year going forward.
The Company’s Board also unanimously approved revisions to its independent director compensation program to eliminate annual cash retainers. In lieu of annual cash retainers, independent directors will receive equity-based compensation. Further, as a result of this Board action, independent directors will no longer be entitled to individual meeting fees.
John Kennedy, Horizon Global Board Chair, commented, “Strong corporate governance is essential for shareholder alignment and the creation of long-term shareholder value. The Board believes that the annual election of directors and the Board’s new equity-based compensation program demonstrates alignment with our shareholders and ensures accountability for our actions. The entire team remains focused on executing our strategic initiatives and driving performance for the long term.”
The full text of the amendment to immediately declassify the Company’s board structure will be included in the Company's proxy statement, which will be filed in advance of its 2019 Annual Meeting and will require the approval of the holders of a majority of the outstanding shares of Horizon Global’s common stock. The Company’s 2019 Annual Meeting will take place on June 25, 2019.
About Horizon Global
Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Australia and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage our employees and create value for our shareholders.
Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Hayman Reese, Reese, ROLA, Tekonsha, and Westfalia. Horizon Global has approximately 4,200 employees in 37 facilities across 18 countries.
For more information, please visit www.horizonglobal.com.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company’s ability to regain compliance with the NYSE’s continued listing standards and maintain such compliance; the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions, including the impact of any tariffs, quotas or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the spin-off from TriMas Corporation; the success of our Action Plan, including the actual amount of savings and timing thereof; the success of our business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company's exposure to product liability claims from customers and end users, and the costs associated therewith; the Company’s ability to meet its covenants in the agreements governing its debt, including the requirement to reduce its first lien term loan, or obtain any amendments or waivers thereto; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Additional Information and Where to Find It
The Company, its directors and certain of its employees may be deemed to be participants in the solicitation of proxies in connection with the Company’s 2019 Annual Meeting. The Company plans to file a proxy statement with the SEC in connection with the 2019 Annual Meeting (the “2019 Proxy Statement”). SHAREHOLDERS ARE URGED TO READ THE 2019 PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional information regarding the identity of these potential participants and their direct or indirect interests, will be set forth in the 2019 Proxy Statement and other materials to be filed with the SEC. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2018 Annual Meeting.

Shareholders will be able to obtain, free of charge, copies of the 2019 Proxy Statement and any other documents at the SEC’s website (http://www.sec.gov) and at the Company’s website (www.investors.horizonglobal.com).